Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

Press Release
For Immediate Release: August 3, 2026

Investor Contact Chris Forrey investor@bc.com	Media Contact Amy Evans mediarelations@bc.com

Boise Cascade Company Reports Second Quarter 2026 Results

BOISE, IDAHO - August 3, 2026 - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $57.3 million, or $1.63 per share, on sales of $1.8 billion for the second quarter ended June 30, 2026, compared with net income of $62.0 million, or $1.64 per share, on sales of $1.7 billion for the second quarter ended June 30, 2025. Second quarter 2025 results included $5.8 million of after-tax gains, or $0.15 per share, on the sale of non-operating properties.

“I am excited to announce an outstanding second quarter, in what continues to be a mixed demand backdrop. These results reflect the power of our people and the service capabilities that our integrated model delivers to the marketplace,” said Jeff Strom, CEO. “By combining nationwide scale with strong local support, we delivered the reliable service and consistent value our customers have come to expect from us across a broad mix of industry-leading building materials. The recent announcement of our expanded partnership with James Hardie to become the sole nationwide distributor of their full portfolio of industry-leading exterior and outdoor building products further strengthens our ability to distinguish ourselves in the marketplace. Looking ahead, we will continue to advance strategic priorities that position us to grow share, drive efficiencies, and return capital to shareholders while supporting our customers’ and suppliers’ success.”

Second Quarter 2026 Highlights

	2Q 2026	2Q 2025	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,831,335	$1,740,114	5%
Net income	57,342	61,985	(7)%
Net income per common share - diluted	1.63	1.64	(1)%
Adjusted EBITDA [1]	126,240	119,000	6%
Segment Results
Building Materials Distribution sales	$1,697,494	$1,614,915	5%
Building Materials Distribution income	70,117	78,033	(10)%
Building Materials Distribution EBITDA [1]	85,622	91,848	(7)%
Wood Products sales	459,603	447,235	3%
Wood Products income	25,653	13,976	84%
Wood Products EBITDA [1]	52,371	37,292	40%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In second quarter 2026, total U.S. housing starts and single-family housing starts decreased 1% and 4%, respectively, compared to the same period in 2025. On a year-to-date basis through June 2026, total U.S. housing starts were flat, while single-family housing starts decreased 5% compared to the same period in 2025. Single-family housing starts are the key demand driver for our sales.

Building Materials Distribution (BMD)

BMD's sales increased $82.6 million, or 5%, to $1,697.5 million for the three months ended June 30, 2026, from $1,614.9 million for the three months ended June 30, 2025. The overall increase in sales was driven by net sales volume and net sales price increases of 4% and 1%, respectively. By product line, general line product sales increased 9%, commodity sales increased 7%, and EWP sales (substantially all of which are sourced through our Wood Products segment) decreased 6%. BMD segment income decreased $7.9 million to $70.1 million for the three months ended June 30, 2026, from $78.0 million for the three months ended June 30, 2025. The decrease in segment income was driven by increased selling and distribution expenses and depreciation and amortization expense of $10.8 million and $1.7 million, respectively. Additionally, segment income in second quarter 2025 benefited from a $3.8 million gain on the sale of a non-operating property. These decreases in segment income were offset partially by a gross margin increase of $9.2 million, resulting from higher gross margins on commodity and general line products, which were offset partially by lower gross margins on EWP.

Wood Products

Wood Products' sales, including sales to BMD, increased $12.4 million, or 3%, to $459.6 million for the three months ended June 30, 2026, from $447.2 million for the three months ended June 30, 2025. The increase in sales was primarily driven by higher plywood sales prices and sales volumes. These increases were offset partially by lower sales prices and sales volumes for I-joists and LVL (collectively referred to as EWP). Wood Products' segment income increased $11.7 million to $25.7 million for the three months ended June 30, 2026, from $14.0 million for the three months ended June 30, 2025. The increase in segment income was primarily due to higher plywood sales prices and sales volumes, as well as lower per-unit OSB costs. These increases in segment income were offset partially by lower EWP sales prices and higher per-unit conversion costs. Additionally, segment income in second quarter 2025 benefited from a $3.9 million gain on the sale of a non-operating property.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	2Q 2026 vs. 2Q 2025	2Q 2026 vs. 1Q 2026	YTD 2026 vs. 2025

Average Net Selling Prices
LVL	(4)%	—%	(6)%
I-joists	(7)%	(1)%	(7)%
Plywood	15%	15%	8%
Sales Volumes
LVL	(2)%	17%	(2)%
I-joists	(2)%	18%	(3)%
Plywood	3%	(1)%	3%

Balance Sheet and Liquidity

Boise Cascade ended second quarter 2026 with $304.8 million of cash and cash equivalents and $395.1 million of undrawn committed bank line availability, for total available liquidity of $699.9 million. The Company had $452.5 million of outstanding debt at June 30, 2026.

Capital Allocation

We expect capital expenditures in 2026, excluding potential acquisition spending, to total approximately $150 million to $170 million. This level of capital expenditures could increase or decrease as a result of several factors, including efforts to further accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

For the six months ended June 30, 2026, the Company paid $18.1 million in common stock dividends. On July 30, 2026, our board of directors declared a quarterly dividend of $0.23 per share on our common stock, payable on September 16, 2026, to stockholders of record on September 1, 2026.

For the six months ended June 30, 2026, the Company paid $108.3 million for the repurchase of 1,404,815 shares of our outstanding common stock. As of June 30, 2026, approximately $130 million of our outstanding common stock was available for repurchase under our existing share repurchase program.

Expanded Nationwide Distribution Partnership with James Hardie

On August 3, 2026, the Company and James Hardie announced an expanded agreement that positions Boise Cascade as the sole nationwide distributor for James Hardie’s industry-leading portfolio of exterior and outdoor building products through our extensive network of strategically located distribution facilities across the United States, effective July 31, 2026.

Under the expanded agreement, Boise Cascade will distribute James Hardie’s comprehensive portfolio of products, including Hardie® siding and trim, AZEK® Exteriors, and TimberTech® decking and railing. As the two companies fully align their focus and resources, Boise Cascade will transition away from competing siding, trim, and exterior moulding products. James Hardie will consolidate its distribution network across all regional markets and has designated Boise Cascade its sole nationwide distribution partner. Together, Boise Cascade and James Hardie will leverage their complementary strengths to better serve customers, provide broader access to dealers, contractors, and retailers, expand their market reach, and drive long-term growth and value creation for their respective stakeholders.

Outlook

Demand for the products we purchase and distribute, as well as the products we manufacture, depends primarily on new single-family residential construction, with additional demand driven by new multi-family residential construction, residential repair-and-remodeling, and light commercial activity. During the second quarter, the operating environment remained uneven and competitive. Ongoing geopolitical uncertainty, volatile Treasury yields and mortgage rates, and persistent inflation continue to weigh on the macroeconomic outlook. Against this backdrop, residential construction remains subdued, as affordability constraints and low consumer sentiment pressure market conditions. In response, homebuilders have relied on incentives to stimulate demand while maintaining discipline around starts and spec inventory. Beyond near-term volatility, long-term residential construction fundamentals remain constructive, supported by generational tailwinds and an undersupplied housing market. High homeowner equity and an aging U.S. housing stock support sustained repair-and-remodel spending and reinforce the industry’s solid underlying demand drivers.

Our distribution business, which purchases and resells a diverse range of products, may benefit from rising prices through increased sales and margins, while periods of declining prices may present challenges. Future product pricing, particularly for commodity products we distribute and manufacture, is expected to remain dynamic, influenced by economic and geopolitical conditions, input costs, industry operating rates, supply disruptions, duties, tariffs, cost and availability of transportation, inventory levels, and seasonal demand patterns. We will continue to monitor end market demand signals and align production rates and inventory stocking positions accordingly.

We are providing financial guidance for third quarter 2026 as set forth in the table below. Guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including the transition to our new third-party supplier for composite decking, and those set forth below under “Forward-Looking Statements.”

Third Quarter 2026 Guidance
BMD EBITDA	~$53 - $68 million
Wood Products EBITDA	~$42 - $57 million
Unallocated Corporate Costs	~($13) - ($11) million
Total Company Adjusted EBITDA	~$82 - $114 million

About Boise Cascade

Boise Cascade is one of the largest U.S. wholesale distributors of building materials and a leading manufacturer of engineered wood products and plywood in North America. Our integrated model and national distribution footprint position us to deliver outstanding service to our customers across a broad range of industry-leading products, including key structural products that we produce. Headquartered in Boise, Idaho, we operate more than 60 distribution and manufacturing facilities strategically located across the U.S. and Canada. Our work is powered by a dedicated team of over 7,500 people. Learn more at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss second quarter earnings on Tuesday, August 4, 2026, at 11 a.m. Eastern.

To join the webcast, go to the Investors section of our website at www.bc.com/investors and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here.

The archived webcast will be available in the Investors section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA, Adjusted EBITDA and Segment EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. We also disclose Segment EBITDA, which is segment income (loss) before depreciation and amortization.

We believe EBITDA, Adjusted EBITDA and Segment EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA, Adjusted EBITDA and Segment EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA, Adjusted EBITDA and Segment EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA, Adjusted EBITDA and Segment EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA, Adjusted EBITDA and Segment EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. For a reconciliation of net income to EBITDA and Adjusted EBITDA and segment income to Segment EBITDA, please see the section titled, "Summary Notes to Consolidated Financial Statements and Segment Information" below.

Forward-Looking Statements

This press release and the related webcast call contain statements concerning future events and expectations, including, without limitation, statements relating to our outlook and the transition to our new-third party supplier for composite decking. These statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "intends," “outlook,” "potential," "plans," "predicts," "preliminary," "projects," "targets," "may," "may result," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance, involve estimates, assumptions, risks, and uncertainties, and may differ materially from actual results, performance, or outcomes. Factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in Boise Cascade’s most recent Annual Report on Form 10-K, subsequent reports filed by Boise Cascade with the Securities and Exchange Commission (SEC), including our forthcoming Quarterly Report on Form 10-Q for the second quarter of 2026, and the following important factors: the commodity nature of a portion of our products and their price movements, which are driven largely by general economic conditions, industry capacity and operating rates, industry cycles that affect supply and demand, and net import and export activity; the highly competitive nature of our industry; declines in demand for our products due to competing technologies or materials, as well as changes in building code provisions; disruptions to information systems used to process and store customer, employee, and vendor information, as well as the technology that manages our operations and other business processes; material disruptions and/or major equipment failure at our manufacturing facilities; declining demand for residual byproducts, particularly wood chips generated in our manufacturing operations; labor disruptions, shortages of skilled and technical labor, or increased labor costs; product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers; the termination of the distribution relationship with our former composite decking supplier and our ability to execute a successful transition to our new third-party supplier for composite decking; the cost and availability of third-party transportation services used to deliver the goods we distribute and manufacture, as well as our raw materials; cost and availability of raw materials, particularly wood fiber; the need to successfully formulate and implement succession plans for key members of our management team; our ability to execute our organic growth and acquisition strategies efficiently and effectively; failures or delays with new or existing technology systems and software platforms; our ability to successfully pursue our long-term growth strategy related to innovation and digital technology; concentration of our sales among a relatively small group of customers, as well as the financial condition and creditworthiness of our customers; impairment of our long-lived assets, goodwill, and/or intangible assets; substantial ongoing capital investment costs, including those associated with organic growth and acquisitions, and the difficulty in offsetting fixed costs related to those investments; our indebtedness, including the possibility that we may not generate sufficient cash flows from operations or that future borrowings may not be available in amounts sufficient to fulfill our debt obligations and fund other liquidity needs; restrictive covenants contained in our debt agreements; changes in or failure to comply with laws and regulations; changes in foreign trade policy, including the imposition of tariffs; compliance with data privacy and security laws and regulations; the impacts of climate change and related legislative and regulatory responses intended to reduce climate change; cost of compliance with government regulations, in particular, environmental regulations; exposure to product liability, product warranty, casualty, construction defect, and other claims; and fluctuations in the market for our equity.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements speak only as of the date they are made, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2026	June 30
	2026	2025		2026	2025

Sales	$1,831,335	$1,740,114	$1,498,614	$3,329,949	$3,276,608

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,503,462	1,441,459	1,255,070	2,758,532	2,717,642
Depreciation and amortization	42,714	37,409	39,053	81,767	74,530
Selling and distribution expenses	173,787	161,815	150,444	324,231	305,463
General and administrative expenses	27,266	26,470	26,300	53,566	51,467
Other (income) expense, net	130	(7,569)	(38)	92	(7,543)
	1,747,359	1,659,584	1,470,829	3,218,188	3,141,559

Income from operations	83,976	80,530	27,785	111,761	135,049

Foreign currency exchange gain (loss)	(420)	1,093	(241)	(661)	1,093
Pension expense (excluding service costs)	(30)	(32)	(30)	(60)	(65)
Interest expense	(7,106)	(5,183)	(6,019)	(13,125)	(10,495)
Interest income	2,152	4,623	2,937	5,089	10,133
Change in fair value of interest rate swaps	—	(435)	—	—	(925)
	(5,404)	66	(3,353)	(8,757)	(259)

Income before income taxes	78,572	80,596	24,432	103,004	134,790
Income tax provision	(21,230)	(18,611)	(6,590)	(27,820)	(32,457)
Net income	$57,342	$61,985	$17,842	$75,184	$102,333

Weighted average common shares outstanding:
Basic	35,212	37,682	35,909	35,559	37,848
Diluted	35,227	37,795	36,020	35,616	37,999

Net income per common share:
Basic	$1.63	$1.64	$0.50	$2.11	$2.70
Diluted	$1.63	$1.64	$0.50	$2.11	$2.69

Dividends declared per common share	$0.22	$0.21	$0.22	$0.44	$0.42

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2026	June 30
	2026	2025		2026	2025

Segment sales	$1,697,494	$1,614,915	$1,388,948	$3,086,442	$3,022,031

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,439,101	1,365,755	1,189,236	2,628,337	2,566,695
Depreciation and amortization	15,505	13,815	15,283	30,788	28,177
Selling and distribution expenses	161,674	150,865	141,274	302,948	283,964
General and administrative expenses	11,001	10,689	10,421	21,422	20,454
Other (income) expense, net	96	(4,242)	(208)	(112)	(3,709)
	1,627,377	1,536,882	1,356,006	2,983,383	2,895,581

Segment income	$70,117	$78,033	$32,942	$103,059	$126,450

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	84.8%	84.6%	85.6%	85.2%	84.9%
Depreciation and amortization	0.9%	0.9%	1.1%	1.0%	0.9%
Selling and distribution expenses	9.5%	9.3%	10.2%	9.8%	9.4%
General and administrative expenses	0.6%	0.7%	0.8%	0.7%	0.7%
Other (income) expense, net	—%	(0.3)%	—%	—%	(0.1)%
	95.9%	95.2%	97.6%	96.7%	95.8%

Segment income	4.1%	4.8%	2.4%	3.3%	4.2%

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2026	June 30
	2026	2025		2026	2025

Segment sales	$459,603	$447,235	$398,204	$857,807	$863,080

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	390,877	398,451	352,985	743,862	760,697
Depreciation and amortization	26,718	23,316	23,465	50,183	45,802
Selling and distribution expenses	12,167	11,004	9,224	21,391	21,607
General and administrative expenses	4,190	3,816	3,868	8,058	7,129
Other (income) expense, net	(2)	(3,328)	170	168	(3,840)
	433,950	433,259	389,712	823,662	831,395

Segment income	$25,653	$13,976	$8,492	$34,145	$31,685

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	85.0%	89.1%	88.6%	86.7%	88.1%
Depreciation and amortization	5.8%	5.2%	5.9%	5.9%	5.3%
Selling and distribution expenses	2.6%	2.5%	2.3%	2.5%	2.5%
General and administrative expenses	0.9%	0.9%	1.0%	0.9%	0.8%
Other (income) expense, net	—%	(0.7%)	—%	—%	(0.4%)
	94.4%	96.9%	97.9%	96.0%	96.3%

Segment income	5.6%	3.1%	2.1%	4.0%	3.7%

Segment Information
(in thousands) (unaudited)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2026	June 30
	2026	2025		2026	2025
Segment sales
Building Materials Distribution	$1,697,494	$1,614,915	$1,388,948	$3,086,442	$3,022,031
Wood Products	459,603	447,235	398,204	857,807	863,080
Intersegment eliminations	(325,762)	(322,036)	(288,538)	(614,300)	(608,503)
Total net sales	$1,831,335	$1,740,114	$1,498,614	$3,329,949	$3,276,608

Segment income
Building Materials Distribution	$70,117	$78,033	$32,942	$103,059	$126,450
Wood Products	25,653	13,976	8,492	34,145	31,685
Total segment income	95,770	92,009	41,434	137,204	158,135
Unallocated corporate costs	(11,794)	(11,479)	(13,649)	(25,443)	(23,086)
Income from operations	$83,976	$80,530	$27,785	$111,761	$135,049

Segment EBITDA
Building Materials Distribution	$85,622	$91,848	$48,225	$133,847	$154,627
Wood Products	52,371	37,292	31,957	84,328	77,487

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	June 30, 2026	December 31, 2025

ASSETS

Current
Cash and cash equivalents	$304,818	$477,215
Receivables
Trade, less allowances of $5,534 and $5,618	507,063	315,944
Related parties	332	86
Other	23,663	24,698
Inventories	927,284	795,724
Prepaid expenses and other	37,138	40,751
Total current assets	1,800,298	1,654,418

Property and equipment, net	1,142,641	1,157,261
Operating lease right-of-use assets	50,491	55,980
Finance lease right-of-use assets	40,953	11,825
Timber deposits	9,754	8,058
Goodwill	185,239	185,384
Intangible assets, net	149,296	159,665
Deferred income taxes	2,757	3,041
Other assets	6,843	6,311
Total assets	$3,388,272	$3,241,943

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	June 30, 2026	December 31, 2025

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$421,159	$254,622
Related parties	2,781	915
Accrued liabilities
Compensation and benefits	112,090	103,066
Interest payable	10,161	10,176
Other	118,129	124,297
Total current liabilities	664,320	493,076

Debt
Long-term debt, net	448,408	445,405

Other
Compensation and benefits	35,986	39,354
Operating lease liabilities, net of current portion	43,934	49,778
Finance lease liabilities, net of current portion	44,297	15,631
Deferred income taxes	105,769	105,551
Other long-term liabilities	19,893	18,270
	249,879	228,584

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 34,929 and 36,190 shares issued, respectively	349	362
Additional paid-in capital	571,816	571,220
Accumulated other comprehensive loss	(462)	(476)
Retained earnings	1,453,962	1,503,772
Total stockholders' equity	2,025,665	2,074,878
Total liabilities and stockholders' equity	$3,388,272	$3,241,943

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Six Months Ended June 30
	2026	2025
Cash provided by (used for) operations
Net income	$75,184	$102,333
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	83,543	76,341
Stock-based compensation	6,841	7,010
Deferred income taxes	397	2,778
Change in fair value of interest rate swaps	—	925
Other	(50)	(11,116)
Decrease (increase) in working capital, net of acquisitions
Receivables	(190,298)	(133,103)
Inventories	(131,560)	(115,661)
Prepaid expenses and other	(4,862)	(7,750)
Accounts payable and accrued liabilities	184,299	86,242
Income taxes payable	9,004	(2,677)
Other	(6,157)	(628)
Net cash provided by operations	26,341	4,694

Cash provided by (used for) investment
Expenditures for property and equipment	(63,315)	(132,257)
Acquisitions of businesses and facilities	(135)	—
Proceeds from sales of assets and other	454	10,152
Net cash used for investment	(62,996)	(122,105)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	—	50,000
Payments of long-term debt, including revolving credit facility	—	(50,000)
Repurchase of common stock	(109,984)	(87,746)
Dividends paid on common stock	(18,078)	(18,383)
Tax withholding payments on stock-based awards	(6,244)	(5,939)
Payments of deferring financing costs	—	(1,819)
Other	(1,436)	(943)
Net cash used for financing	(135,742)	(114,830)

Net decrease in cash and cash equivalents	(172,397)	(232,241)

Balance at beginning of the period	477,215	713,260

Balance at end of the period	$304,818	$481,019

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2025 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the (i) three months ended June 30, 2026 and 2025, (ii) three months ended March 31, 2026, and (iii) six months ended June 30, 2026 and 2025:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2026	June 30
	2026	2025		2026	2025
	(in thousands)
Net income	$57,342	$61,985	$17,842	$75,184	$102,333
Interest expense	7,106	5,183	6,019	13,125	10,495
Interest income	(2,152)	(4,623)	(2,937)	(5,089)	(10,133)
Income tax provision	21,230	18,611	6,590	27,820	32,457
Depreciation and amortization	42,714	37,409	39,053	81,767	74,530
EBITDA	126,240	118,565	66,567	192,807	209,682
Change in fair value of interest rate swaps	—	435	—	—	925
Adjusted EBITDA	$126,240	$119,000	$66,567	$192,807	$210,607

The following table reconciles segment income and unallocated corporate costs to Segment EBITDA, EBITDA and Adjusted EBITDA for the (i) three months ended June 30, 2026 and 2025, (ii) three months ended March 31, 2026, and (iii) six months ended June 30, 2026 and 2025:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2026	June 30
	2026	2025		2026	2025
	(in thousands)
Building Materials Distribution
Segment income	$70,117	$78,033	$32,942	$103,059	$126,450
Depreciation and amortization	15,505	13,815	15,283	30,788	28,177
Segment EBITDA	$85,622	$91,848	$48,225	$133,847	$154,627

Wood Products
Segment income	$25,653	$13,976	$8,492	$34,145	$31,685
Depreciation and amortization	26,718	23,316	23,465	50,183	45,802
Segment EBITDA	$52,371	$37,292	$31,957	$84,328	$77,487

Corporate
Unallocated corporate costs	$(11,794)	$(11,479)	$(13,649)	$(25,443)	$(23,086)
Foreign currency exchange gain (loss)	(420)	1,093	(241)	(661)	1,093
Pension expense (excluding service costs)	(30)	(32)	(30)	(60)	(65)
Change in fair value of interest rate swaps	—	(435)	—	—	(925)
Depreciation and amortization	491	278	305	796	551
EBITDA	(11,753)	(10,575)	(13,615)	(25,368)	(22,432)
Change in fair value of interest rate swaps	—	435	—	—	925
Corporate Adjusted EBITDA	$(11,753)	$(10,140)	$(13,615)	$(25,368)	$(21,507)

Total Company Adjusted EBITDA	$126,240	$119,000	$66,567	$192,807	$210,607